UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2011

CECO Environmental Corp.

(Exact Name of registrant as specified in its charter)

Delaware	000-7099	13-2566064
(State or other jurisdiction of in corporation)	(Commission File Number)	(IRS Employer Identification No.)

4625 Red Bank Road Cincinnati, OH		45227
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 513-458-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2011, CECO Environmental Corp. (the “Company”) and Dennis W. Blazer, the Company’s Chief Financial Officer and Vice President—Finance and Administration, entered into a Transition Agreement (the “Agreement”) that supports the Company’s succession planning process. Under the Agreement, Mr. Blazer’s employment with the Company will terminate on January 31, 2012, unless terminated earlier in accordance with the Transition Agreement. Mr. Blazer may terminate the Agreement earlier upon 30 days’ prior written notice if a new Chief Financial Officer has not started employment, or 2 weeks notice if a new Chief Financial Officer has started employment, to the Company and the Company may terminate the Agreement earlier upon cause. Upon termination, unless terminated for cause, Mr. Blazer will be entitled to seven months base salary payments, plus reimbursement of the premiums of his medical and dental insurance at the same level as his current plan for 18 months if he resigns prior to January 31, 2012, or otherwise through January 2014. If a new Chief Financial Officer is hired prior to Mr. Blazer’s separation from the Company, he has agreed to resign his position as Chief Financial Officer (but not his employment).

If the Company and Mr. Blazer agree, Mr. Blazer will provide consulting services following the termination of his employment. The Agreement also contains a standard release from Mr. Blazer.

The Company has initiated a search for a new Chief Financial Officer and has identified several candidates. The Board of Directors is engaged in the interview process.

The description set forth herein of the terms and conditions of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed with this report as Exhibit 10.1, and incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1	Transition Agreement dated August 19, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2011	CECO Environmental Corp.

	By:	/s/ Jeffrey Lang
Jeffrey Lang
Chief Executive Officer and Chief Operating Officer

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